NEWS RELEASE

The Hartford Announces Third Quarter 2023 Financial Results
Increased quarterly common dividend per share by 11%

•Third quarter 2023 net income available to common stockholders of $645 million ($2.09 per diluted share) increased 93% from $334 million ($1.02 per diluted share) over the same period in 2022. Core earnings* of $708 million ($2.29 core earnings per diluted share*) increased 50% from $472 million ($1.45 core earnings per diluted share) in the prior year quarter.
•Net income ROE for the trailing 12 months of 17.7% and core earnings ROE* for the same period of 14.9%.
•Property & Casualty (P&C) written premiums rose 8% in third quarter 2023 compared with third quarter 2022, driven by both Commercial Lines and Personal Lines. Group Benefits fully insured ongoing premium growth of 8% in third quarter 2023.
•Commercial Lines third quarter combined ratio of 90.2 and underlying combined ratio* of 87.8.
•Group Benefits third quarter net income margin of 8.5% and core earnings margin* of 9.8%.
•Returned $481 million to stockholders in the third quarter, including $350 million of shares repurchased and $131 million in common stockholder dividends paid. Increased the quarterly common dividend per share by 11%, to $0.47, payable Jan. 3, 2024 to shareholders of record at the close of business on Dec. 1, 2023.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures.
** All amounts and percentages set forth in this press release are approximate unless otherwise noted.

HARTFORD, Conn., Oct. 26, 2023 – The Hartford (NYSE: HIG) today announced financial results for the quarter ended Sept. 30, 2023.

“The Hartford continues to deliver strong financial performance with a 12-month core earnings ROE of 14.9 percent," said The Hartford's Chairman and CEO Christopher Swift. "Results were driven by continued momentum and exceptional performance in our Commercial Lines and Group Benefits businesses, representing over 85 percent of earned premium, and a strong contribution from investments.”

The Hartford's Chief Financial Officer Beth Costello said, “Commercial Lines had an outstanding quarter with an underlying combined ratio of 87.8. Personal Lines achieved sustained double-digit written pricing increases with acceleration in auto to 19.7 percent in the quarter. Group Benefits continues to deliver excellent results driven by 8 percent growth in fully insured ongoing premiums and a core earnings margin of 9.8 percent. Our investment performance remains strong benefiting from attractive new money yields. We announced an 11 percent increase in the common dividend and, in the third quarter, returned $481 million to shareholders.”

Swift continued, “We continue to expand our strong competitive position, successfully executing on our priorities and delivering superior returns for our shareholders. Looking ahead there is much to be bullish about at The Hartford. Building on our results over the last nine months, I am confident in our ability to consistently deliver core earnings ROEs in the 14 to 15 percent range."

CONSOLIDATED RESULTS:

	Three Months Ended
($ in millions except per share data)	Sep 30 2023	Sep 30 2022	Change
Net income available to common stockholders	$645	$334	93%
Net income available to common stockholders per diluted share[1]	$2.09	$1.02	105%

Core earnings	$708	$472	50%
Core earnings per diluted share	$2.29	$1.45	58%

Book value per diluted share	$43.50	$39.13	11%
Book value per diluted share (ex. accumulated other comprehensive income (AOCI))[2]	$57.12	$52.65	8%

Net income available to common stockholders' return on equity (ROE)[3], last 12-months	17.7%	12.8%	4.9
Core earnings ROE[3], last 12-months	14.9%	14.3%	0.6
[1] Includes dilutive potential common shares; for net income available to common stockholders per diluted share, the numerator is net income less preferred dividends
[2] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
[3] Return on equity (ROE) is calculated based on last 12-months net income available to common stockholders and core earnings, respectively; for net income ROE, the denominator is common stockholders’ equity including AOCI; for core earnings ROE, the denominator is common stockholders’ equity excluding AOCI

Third quarter 2023 net income available to common stockholders of $645 million, or $2.09 per diluted share, improved compared with $334 million in third quarter 2022, primarily due to a higher P&C underwriting gain, an increase in net investment income, lower net realized losses, and higher Group Benefits results, with improvements in both life and disability.
Third quarter 2023 core earnings of $708 million, or $2.29 per diluted share, compared with $472 million of core earnings in third quarter 2022. Contributing to the results were:
•An increase in earnings generated by 8% growth in P&C earned premium and 8% growth in Group Benefits fully insured ongoing premium.
•P&C current accident year (CAY) catastrophe (CAT) losses of $184 million, before tax, in third quarter 2023, compared with CAY CAT losses of $293 million in third quarter 2022.
•Commercial Lines loss and loss adjustment expense ratio of 58.9 improved 3.7 points compared with 62.6 in third quarter 2022, including 2.7 points of lower CATs. Underlying loss and loss adjustment expense ratio* improved 0.9 points, to 56.6 in third quarter 2023 from 57.5 in third quarter 2022, primarily driven by lower net non-CAT property losses.
•Personal Lines loss and loss adjustment expense ratio of 83.7 compared with 82.5 in third quarter 2022, including 6.4 points of lower CATs and a change from favorable prior accident year development (PYD) of 1.5 in third quarter 2022 to unfavorable PYD of 0.1 in third quarter 2023. Underlying loss and loss adjustment expense ratio of 74.7 in third quarter 2023 compared with 68.8 in third quarter 2022, with the increase largely due to higher severity in auto liability and physical damage, partially offset by double-digit earned pricing increases benefiting both auto and homeowners.
•Group Benefits loss ratio of 70.2% improved 2.6 points compared with 72.8% primarily due to improved mortality experience and favorable long-term disability recoveries.
•The expense ratios improved across P&C and Group Benefits from third quarter 2022, driven by the impact of higher earned premium, lower incentive compensation, lower marketing spend in Personal Lines and incremental savings from the Hartford Next operational transformation and cost reduction program.
•Net investment income of $597 million, before tax, compared with $487 million in third quarter 2022, driven by higher yields on the fixed income portfolio.

Sept. 30, 2023, book value per diluted share of $43.50 increased 4.4%, from $41.67 at Dec. 31, 2022, principally due to net income in excess of stockholder dividends through Sept. 30, 2023, partially offset by the effect of share repurchases on diluted shares outstanding and greater net unrealized losses on investments within AOCI driven by an increase in interest rates.
Book value per diluted share (excluding AOCI) of $57.12 as of Sept. 30, 2023, increased 6.4%, from $53.66 at Dec. 31, 2022, as the impact from net income in excess of stockholder dividends through Sept. 30, 2023 was partially offset by the dilutive effect of share repurchases.
Net income available to common stockholders' ROE (net income ROE) for the 12-month period ending Sept. 30, 2023, was 17.7%, an increase of 4.9 points from third quarter 2022, primarily due to an increase in 12-month trailing net income available to common stockholders, and an increase in average net unrealized losses on investments in AOCI.
Core earnings ROE for the 12-month period ending Sept. 30, 2023, was 14.9%, an increase of 0.6 points from third quarter 2022 due to higher trailing 12-month core earnings.
BUSINESS RESULTS:
Commercial Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2023	Sep 30 2022	Change
Net income	$519	$286	81%
Core earnings	$542	$363	49%
Written premiums	$3,003	$2,780	8%
Underwriting gain[1]	$290	$153	90%
Underlying underwriting gain[1]	$359	$290	24%
Losses and loss adjustment expense ratio
Current accident year before catastrophes	56.6	57.5	(0.9)
Current accident year catastrophes	3.9	6.6	(2.7)
Favorable prior accident year development	(1.6)	(1.6)	—
Expenses	30.7	31.5	(0.8)
Policyholder dividends	0.5	0.3	0.2
Combined ratio	90.2	94.3	(4.1)
Impact of catastrophes and PYD on combined ratio	(2.3)	(5.0)	2.7
Underlying combined ratio	87.8	89.3	(1.5)
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

Third quarter 2023 net income of $519 million compared with net income of $286 million in third quarter 2022, principally due to a higher underwriting gain driven by, lower CAY CAT losses, the impact of earned premium growth, and a lower underlying loss and loss adjustment expense ratio, as well as higher net investment income, and lower net realized losses.

Commercial Lines core earnings of $542 million in third quarter 2023 compared with $363 million in third quarter 2022. Contributing to the results were:
•CAY CAT losses of $115 million, before tax, in third quarter 2023, primarily from tornado, wind and hail events across several regions of the United States, down from CAY CAT losses of $179 million in third quarter 2022, which included $133 million from Hurricane Ian.
•Net favorable PYD within core earnings of $46 million, before tax, in third quarter 2023, compared with $42 million of favorable PYD within core earnings in third quarter 2022. The net favorable PYD in third quarter 2023 primarily includes reserve reductions in workers’ compensation and package business, partially offset by reserve increases in general liability.
•An underlying loss and loss adjustment expense ratio of 56.6, in third quarter 2023 compared with 57.5 in third quarter 2022, with the improvement principally due to lower net non-CAT property losses driven by Middle & Large Commercial.
•9% growth in earned premium.
•Net investment income of $395 million, before tax, compared with $315 million in third quarter 2022, primarily driven by reinvesting at higher rates and a higher yield on variable rate securities, as well as slightly higher income earned on limited partnerships and other alternative investments (LPs).
Combined ratio of 90.2 in third quarter 2023, improved 4.1 points compared with 94.3 in third quarter 2022, primarily due to 2.7 points of lower CAY CAT losses, and a 1.5 point decrease in the underlying combined ratio. Underlying combined ratio of 87.8 improved primarily due to a 0.9 point decrease in the underlying loss and loss adjustment expense ratio, and a 0.8 point decrease in the expense ratio.
•Small Commercial combined ratio of 87.7 compared with 89.3 in third quarter 2022, including 2.1 points of lower CAY CATs and 0.8 points of more favorable PYD. Underlying combined ratio of 89.7 compared with 88.5 in third quarter 2022, primarily due to higher non-CAT property losses.
•Middle & Large Commercial combined ratio of 94.5 compared with 100.7 in third quarter 2022, including 2.1 points of lower CAY CATs and a 1.4 point increase in unfavorable PYD. Underlying combined ratio of 88.1, an improvement of 5.6 points from 93.7 in third quarter 2022, due to lower non-CAT property losses and a lower expense ratio.
•Global Specialty combined ratio of 88.9 improved from 94.2 in third quarter 2022, benefiting from 4.7 points of lower CAY CATs and a 0.3 point decrease in unfavorable PYD. The underlying combined ratio of 84.3 improved 0.2 points from third quarter 2022, primarily due to lower loss ratios in global reinsurance and international lines, partially offset by higher loss ratios in U.S. financial lines, as well as higher policyholder dividends and a slightly higher expense ratio.
•The Commercial Lines expense ratio of 30.7 improved 0.8 points from third quarter 2022, driven by the impact of higher earned premium, lower incentive compensation and incremental savings from the Hartford Next program, partially offset by investments in technology and higher underwriting staffing costs.
Third quarter 2023 written premiums of $3.0 billion were up 8% from third quarter 2022, with increases across the segment, including continued expansion in property lines, growth in new business within Small Commercial and Global Specialty, and the effect of renewal written price increases.

Personal Lines

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2023	Sep 30 2022	Change
Net loss	($12)	$(36)	67%
Core loss	($8)	$(28)	71%
Written premiums	$869	$803	8%
Underwriting loss	$(62)	$(72)	14%
Underlying underwriting gain	$8	$31	(74%)
Losses and loss adjustment expense ratio
Current accident year before catastrophes	74.7	68.8	5.9
Current accident year catastrophes	8.8	15.2	(6.4)
Unfavorable (favorable) prior accident year development	0.1	(1.5)	1.6
Expenses	24.2	27.1	(2.9)
Combined ratio	107.9	109.6	(1.7)
Impact of catastrophes and PYD on combined ratio	(8.9)	(13.7)	4.8
Underlying combined ratio	99.0	95.9	3.1
Net loss of $12 million in third quarter 2023 compared with $36 million in third quarter 2022, driven by an increase in net investment income, improved underwriting results, and lower net realized losses.
Personal Lines core loss of $8 million compared with $28 million of core loss in third quarter 2022. Contributing to the results were:
•Net investment income of $47 million, before tax, in third quarter 2023 compared with $31 million in third quarter 2022.
•CAY CAT losses of $69 million, before tax, in third quarter 2023, primarily from tornado, wind and hail events across several regions of the United States, down from CAY CAT losses of $114 million in third quarter 2022, which included $81 million from Hurricane Ian.
•$1 million, before tax, of unfavorable PYD in third quarter of 2023, compared with $11 million favorable PYD in third quarter 2022. In third quarter 2023, there was no increase in prior year reserves for auto liability.
•An underlying loss and loss adjustment expense ratio of 74.7 in third quarter 2023 compared with 68.8 in third quarter 2022, with the increase primarily driven by higher severity in auto liability and physical damage, partially offset by double-digit earned pricing increases in auto and homeowners.
Combined ratio of 107.9 in third quarter 2023, compared with 109.6 in third quarter 2022, primarily due to a 6.4 point decrease in the CAY CAT ratio, partially offset by a 5.9 increase in the underlying loss and loss adjustment expense ratio and a 1.6 point change from favorable PYD in third quarter 2022 to unfavorable in third quarter 2023. Underlying combined ratio of 99.0 compared with 95.9 in third quarter 2022, primarily due to an increase in the underlying loss and loss adjustment expense ratio in auto, partially offset by a 2.9 point improvement in the expense ratio.
•Auto combined ratio of 110.8 compared with 113.2 in third quarter 2022. The underlying combined ratio of 108.5 increased from 102.6 in third quarter 2022, primarily due to an increase in auto liability and physical damage severity, partially offset by an increase in earned pricing and a lower expense ratio.

•Homeowners combined ratio of 101.4 compared with 102.6 in third quarter 2022. The underlying combined ratio of 78.1 improved from 80.4 in third quarter 2022, primarily due to a lower expense ratio, and the effect of double-digit earned pricing increases which offset the change in weather and non-weather loss costs.
The expense ratio of 24.2 improved 2.9 points from third quarter 2022, primarily driven by lower direct marketing costs and, to a lesser extent, the impact of higher earned premium.
Written premiums in third quarter 2023 were $869 million compared with $803 million in third quarter 2022 with:
•Higher renewal written price increases in auto and homeowners in response to increased loss cost trends.
•Renewal written price increases in auto and homeowners of 19.7% and 14.1%, respectively.
•An increase in homeowners' new business.
•Flat policy count retention across the segment.
•A partial offset from a decline in auto new business.

Group Benefits

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2023	Sep 30 2022	Change
Net income	$146	$86	70%
Core earnings	$170	$117	45%
Fully insured ongoing premiums	$1,569	$1,453	8%
Loss ratio	70.2%	72.8%	(2.6)
Expense ratio	24.0%	25.4%	(1.4)
Net income margin	8.5%	5.4%	3.1
Core earnings margin	9.8%	7.2%	2.6
Net income of $146 million in third quarter 2023 increased from $86 million in third quarter 2022, largely driven by earnings generated from growth in fully insured ongoing premium, and lower group life and disability loss ratios.
Core earnings were $170 million, up from $117 million in third quarter 2022, largely driven by earnings generated from 8% growth in fully insured ongoing premiums, strong disability results, and improved mortality experience.
Fully insured ongoing premiums were up 8% compared with third quarter 2022, driven by strong persistency and new business sales as well as an increase in exposure on existing accounts. Fully insured ongoing sales were $143 million in third quarter 2023, up 35% over third quarter 2022, driven by group disability sales.
Loss ratio of 70.2% decreased 2.6 points from third quarter 2022.
•Group life loss ratio of 80.2% improved 2.9 points largely driven by a lower level of mortality.
•Group disability loss ratio was 67.3% compared with 68.4% in third quarter 2022 primarily due to favorable long-term disability claim recoveries, partially offset by higher short-term disability and Paid Family Leave loss incidence.

Expense ratio of 24.0 improved 1.4 points from third quarter 2022, primarily due to the effect of higher earned premiums, incremental expense savings from Hartford Next, and lower incentive compensation, partially offset by higher staffing costs.

Hartford Funds

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2023	Sep 30 2022	Change
Net income	$41	$41	0%
Core earnings	$45	$47	(4)%
Daily average Hartford Funds AUM	$128,786	$129,782	(1)%
Mutual Funds and exchange-traded funds (ETF) net flows	$(1,629)	$(2,223)	27%
Total Hartford Funds AUM	$123,193	$117,827	5%
Third quarter 2023 net income of $41 million was flat to third quarter 2022, resulting from a decrease in net realized losses, offset by a decline in fee income net of variable expenses driven by lower daily average Hartford Funds AUM.
Core earnings of $45 million compared with $47 million in third quarter 2022 largely driven by lower daily average Hartford Funds AUM resulting in lower fee income net of variable expenses.
Daily average AUM of $129 billion in third quarter 2023 declined 1% from third quarter 2022, driven by net outflows over the preceding twelve months, partially offset by an increase in market values.
Mutual fund and ETF net outflows totaled $1.6 billion in third quarter 2023, compared with net outflows of $2.2 billion in third quarter 2022.

Corporate

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2023	Sep 30 2022	Change
Net loss	$(52)	$(43)	(21)%
Net loss available to common stockholders	$(58)	$(49)	(18)%
Core loss	$(52)	$(37)	(41)%
Net investment income, before tax	$12	$7	71%
Interest expense and preferred dividends, before tax	$56	$56	—%
Net loss available to common stockholders of $58 million in third quarter 2023 compared with $49 million in third quarter 2022, primarily driven by a capital-based state tax expense recorded in the 2023 period, partially offset by an increase in net investment income.
Third quarter 2023 core loss of $52 million compared with a third quarter 2022 core loss of $37 million, primarily driven by a capital-based state tax expense recorded in the 2023 period, partially offset by an increase in net investment income.

INVESTMENT INCOME AND PORTFOLIO DATA:

	Three Months Ended
($ in millions, unless otherwise noted)	Sep 30 2023	Sep 30 2022	Change
Net investment income, before tax	$597	$487	23%
Annualized investment yield, before tax	4.2%	3.5%	0.7
Annualized investment yield, before tax, excluding LPs[1]	4.1%	3.3%	0.8
Annualized LP yield, before tax	6.3%	6.3%	0.0
Annualized investment yield, after tax	3.4%	2.8%	0.6
[1] Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures
Third quarter 2023 consolidated net investment income of $597 million compared with $487 million in third quarter 2022, largely driven by the impact of reinvesting at higher rates and a higher yield on variable rate securities.
Third quarter 2023 included $72 million, before tax, of LP income as compared to $62 million in third quarter 2022. Annualized LP yield, before tax, of 6.3% was flat to third quarter 2022.
Net realized losses of $90 million, before tax, in third quarter 2023 improved by $76 million from losses of $166 million, before tax, in third quarter 2022 primarily due to greater net losses on equity securities and sales of fixed maturities in the 2022 period compared to the 2023 period, partially offset by greater losses on interest rate derivatives in the 2023 period compared to 2022.
Total invested assets of $53.3 billion increased from Dec. 31, 2022, primarily due to an increase in fixed maturities, available-for-sale, at fair value and LPs, partially offset by a decrease in equity securities, at fair value and short-term investments.

CONFERENCE CALL
The Hartford will discuss its third quarter 2023 financial results on a webcast at 9:00 a.m. EDT on Friday, Oct. 27, 2023. The call can be accessed via a live listen-only webcast or as a replay through the Investor Relations section of The Hartford's website at https://ir.thehartford.com. The replay will be accessible approximately one hour after the conclusion of the call and be available along with a transcript of the event for at least one year.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Sept. 30, 2023, and the third quarter 2023 Financial Results Presentation, both of which are available at https://ir.thehartford.com.

About The Hartford
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.
The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website and/or social media outlets, such as X (formerly known as Twitter) and Facebook, to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts:    Investor Contact:
Michelle Loxton     Susan Spivak Bernstein
860-547-7413     860-547-6233
michelle.loxton@thehartford.com     susan.spivak@thehartford.com

Matthew Sturdevant
860-547-8664
matthew.sturdevant@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2023
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,951	$784	$—	$1,575	$—	$—	$5,310
Fee income	11	7	—	54	248	10	330
Net investment income	395	47	18	121	4	12	597
Net realized losses	(38)	(5)	(2)	(31)	(4)	(10)	(90)
Other revenue	(1)	21	—	—	—	1	21
Total revenues	3,318	854	16	1,719	248	13	6,168
Benefits, losses, and loss adjustment expenses	1,738	656	2	1,146	—	1	3,543
Amortization of DAC	451	58	—	8	—	—	517
Insurance operating costs and other expenses	473	156	3	372	195	27	1,226
Restructuring and other costs	—	—	—	—	—	1	1
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	2,669	871	5	1,536	195	79	5,355
Income (loss) before income taxes	649	(17)	11	183	53	(66)	813
Income tax expense (benefit)	130	(5)	2	37	12	(14)	162
Net income (loss)	519	(12)	9	146	41	(52)	651
Preferred stock dividends	—	—	—	—	—	6	6
Net income (loss) available to common stockholders	519	(12)	9	146	41	(58)	645
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses, excluded from core earnings, before tax	29	5	1	28	4	9	76
Restructuring and other costs, before tax						1	1
Integration and other non-recurring M&A costs, before tax	1	—	—	1	—	—	2
Income tax expense (benefit)	(7)	(1)	1	(5)	—	(4)	(16)
Core earnings (loss)	$542	$(8)	$11	$170	$45	$(52)	$708

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended September 30, 2022
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Hartford Funds	Corporate	Consolidated
Earned premiums	$2,703	$749	$—	$1,458	$—	$—	$4,910
Fee income	10	8	—	46	253	11	328
Net investment income	315	31	14	117	3	7	487
Net realized losses	(95)	(11)	(4)	(37)	(9)	(10)	(166)
Other revenue	1	20	—	—	—	—	21
Total revenues	2,934	797	10	1,584	247	8	5,580
Benefits, losses, and loss adjustment expenses	1,692	618	—	1,096	—	1	3,407
Amortization of DAC	399	57	—	8	—	—	464
Insurance operating costs and other expenses	466	167	2	364	195	12	1,206
Restructuring and other costs	—	—	—	—	—	3	3
Interest expense	—	—	—	—	—	50	50
Amortization of other intangible assets	7	1	—	10	—	—	18
Total benefits, losses and expenses	2,564	843	2	1,478	195	66	5,148
Income (loss) before income taxes	370	(46)	8	106	52	(58)	432
Income tax expense (benefit)	84	(10)	2	20	11	(15)	92
Net income (loss)	286	(36)	6	86	41	(43)	340
Preferred stock dividends	—	—	—	—	—	6	6
Net income (loss) available to common stockholders	286	(36)	6	86	41	(49)	334
Adjustments to reconcile net income (loss) available to common stockholders to core earnings (loss)
Net realized losses, excluded from core earnings, before tax	95	10	4	38	9	10	166
Restructuring and other costs	—	—	—	—	—	3	3
Integration and other non-recurring M&A costs, before tax	3	—	—	2	—	—	5
Income tax benefit	(21)	(2)	—	(9)	(3)	(1)	(36)
Core earnings (loss)	$363	$(28)	$10	$117	$47	$(37)	$472

The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful.
DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for third quarter 2023, which is available on The Hartford's website, https://ir.thehartford.com.
Annualized investment yield, excluding limited partnerships and other alternative investments - This non-GAAP measure is calculated as (a) the annualized net investment income, on a Consolidated, P&C or Group Benefits level, excluding limited partnerships and other alternative investments, divided by (b) the monthly average invested assets at amortized cost, as applicable, excluding derivatives book value and limited partnerships and other alternative investments. The Company believes that annualized investment yield, excluding limited partnerships and other alternative investments, provides investors with an important measure of the trend in investment earnings because it excludes the impact of the volatility in returns related to limited partnerships and other alternative investments. Annualized investment yield is the most directly comparable GAAP measure. A reconciliation of the annualized investment yield to annualized investment yield excluding limited partnerships and other alternatives investments for the quarterly periods ended September 30, 2023 and 2022 is provided in the table below.

	Three Months Ended
	Sept 30 2023	Sept 30 2022
	Consolidated
Annualized investment yield	4.2%	3.5%
Adjustment for income from limited partnerships and other alternative investments	(0.1)%	(0.2)%
Annualized investment yield excluding limited partnerships and other alternative investments	4.1%	3.3%

Book value per diluted share (excluding AOCI) - This is a non-GAAP per share measure that is calculated by dividing (a) common stockholders' equity, excluding AOCI, after tax, by (b) common shares outstanding and dilutive potential common shares. The Company provides this measure to enable investors to analyze the amount of the Company's net worth that is primarily attributable to the Company's business operations. The Company believes that excluding AOCI from the numerator is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per diluted share is the most directly comparable U.S. GAAP measure. A reconciliation of book value per diluted share to book value per diluted share (excluding AOCI) is provided in the table below.

	As of
	Sept 30 2023	Dec 31 2022	Change
Book value per diluted share	$43.50	$41.67	4%
Per diluted share impact of AOCI	$13.62	$11.99	14%
Book value per diluted share (excluding AOCI)	$57.12	$53.66	6%

	As of
	Sept 30 2023	Sept 30 2022	Change
Book value per diluted share	$43.50	$39.13	11%
Per diluted share impact of AOCI	$13.62	$13.52	1%
Book value per diluted share (excluding AOCI)	$57.12	$52.65	8%

Core earnings - The Hartford uses the non-GAAP measure core earnings as an important measure of the Company’s operating performance. The Hartford believes that core earnings provides investors with a valuable measure of the performance of the Company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain items. Therefore, the following items are excluded from core earnings:
•Certain realized gains and losses - Generally realized gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business. Accordingly, core earnings excludes the effect of all realized gains and losses that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.
•Restructuring and other costs - Costs incurred as part of a restructuring plan are not a recurring operating expense of the business.
•Loss on extinguishment of debt - Largely consisting of make-whole payments or tender premiums upon paying debt off before maturity, these losses are not a recurring operating expense of the business.
•Gains and losses on reinsurance transactions - Gains or losses on reinsurance, such as those entered into upon sale of a business or to reinsure loss reserves, are not a recurring operating expense of the business.
•Integration and other non-recurring M&A costs - These costs, including transaction costs incurred in connection with an acquired business, are incurred over a short period of time and do not represent an ongoing operating expense of the business.
•Change in loss reserves upon acquisition of a business - These changes in loss reserves are excluded from core earnings because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition.
•Deferred gain resulting from retroactive reinsurance and subsequent changes in the deferred gain - Retroactive reinsurance agreements economically transfer risk to the reinsurers and excluding the deferred gain on retroactive reinsurance and related amortization of the deferred gain from core earnings provides greater insight into the economics of the business.
•Change in valuation allowance on deferred taxes related to non-core components of before tax income - These changes in valuation allowances are excluded from core earnings because they relate to non-core components of before tax income, such as tax attributes like capital loss carryforwards.
•Results of discontinued operations - These results are excluded from core earnings for businesses sold or held for sale because such results could obscure the ability to compare period over period results for our ongoing businesses.
In addition to the above components of net income available to common stockholders that are excluded from core earnings, preferred stock dividends declared, which are excluded from net income, are included in the determination of core earnings. Preferred stock dividends are a cost of financing more akin to interest expense on debt and are expected to be a recurring expense as long as the preferred stock is outstanding.

Net income (loss) and net income (loss) available to common stockholders are the most directly comparable U.S. GAAP measures to core earnings. Core earnings should not be considered as a substitute for net income (loss) or net income (loss) available to common stockholders and does not reflect the overall profitability of the Company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate net income (loss), net income (loss) available to common stockholders, and core earnings when reviewing the Company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended September 30, 2023 and 2022, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended September 30, 2023.
Core earnings margin - The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin, calculated by dividing net income by revenues, is the most directly comparable U.S. GAAP measure. The Company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses) as well as other items excluded in the calculation of core earnings. Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the Company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended September 30, 2023 and 2022, is set forth below.

	Three Months Ended
Margin	Sept 30 2023	Sept 30 2022	Change
Net income margin	8.5%	5.4%	3.1
Adjustments to reconcile net income margin to core earnings margin:
Net realized losses, before tax	1.5%	2.3%	(0.8)
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%	—
Income tax benefit on items excluded from core earnings	(0.3)%	(0.6)%	0.3
Core earnings margin	9.8%	7.2%	2.6

Core earnings per diluted share - This non-GAAP per share measure is calculated using the non-GAAP financial measure core earnings rather than the GAAP measure net income. The Company believes that core earnings per diluted share provides investors with a valuable measure of the Company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) available to common stockholders per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) available to common stockholders per diluted common share and does not reflect the overall profitability of the Company's business. Therefore, the Company believes that it is useful for investors to evaluate net income (loss) available to common stockholders per diluted common share and core earnings per diluted share when reviewing the Company's performance. A reconciliation of net income available to common stockholders per diluted common share to core earnings per diluted share for the quarterly periods ended September 30, 2023 and 2022 is provided in the table below.

	Three Months Ended
	Sept 30 2023	Sept 30 2022	Change
PER SHARE DATA
Diluted earnings per common share:
Net income available to common stockholders per share[1]	$2.09	$1.02	105%
Adjustments made to reconcile net income available to common stockholders per diluted share to core earnings per diluted share:
Net realized losses, excluded from core earnings, before tax	0.25	0.51	(51)%
Restructuring and other costs, before tax	—	0.01	(100)%
Integration and other non-recurring M&A costs, before tax	0.01	0.02	(50)%
Income tax benefit on items excluded from core earnings	(0.06)	(0.11)	45%
Core earnings per diluted share	$2.29	$1.45	58%
[1] Net income available to common stockholders includes dilutive potential common shares

Core Earnings Return on Equity - The Company provides different measures of the return on stockholders' equity (ROE). Core earnings ROE is calculated based on non-GAAP financial measures. Core earnings ROE is calculated by dividing (a) the non-GAAP measure core earnings for the prior four fiscal quarters by (b) the non-GAAP measure average common stockholders' equity, excluding AOCI. Net income ROE is the most directly comparable U.S. GAAP measure. The Company excludes AOCI in the calculation of core earnings ROE to provide investors with a measure of how effectively the Company is investing the portion of the Company's net worth that is primarily attributable to the Company's business operations. The Company provides to investors return on equity measures based on its non-GAAP core earnings financial measure for the reasons set forth in the core earnings definition. A quantitative reconciliation of net income available to common stockholders ROE to core earnings ROE is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized gains and losses, which typically vary substantially from period to period.
A reconciliation of consolidated net income available to common stockholders ROE to consolidated core earnings ROE is set forth below.

	Last Twelve Months Ended
	Sept 30 2023	Sept 30 2022
Net income available to common stockholders ROE	17.7%	12.8%
Adjustments to reconcile net income available to common stockholders ROE to core earnings ROE:
Net realized losses excluded from core earnings, before tax	0.9%	2.9%
Restructuring and other costs, before tax	0.1%	0.1%
Loss on extinguishment of debt, before tax	—%	0.1%
Integration and other non-recurring M&A costs, before tax	0.1%	0.1%
Change in deferred gain on retroactive reinsurance, before tax	1.8%	1.1%
Income tax benefit on items not included in core earnings	(0.6)%	(0.9)%
Impact of AOCI, excluded from denominator of core earnings ROE	(5.1)%	(1.9)%
Core earnings ROE	14.9%	14.3%

Underlying combined ratio- This non-GAAP financial measure of underwriting results represents the combined ratio before catastrophes, prior accident year development and current accident year change in loss reserves upon acquisition of a business. Combined ratio is the most directly comparable GAAP measure. The Company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve development. The changes to loss reserves upon acquisition of a business are excluded from underlying combined ratio because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the heading "Business Results" for Commercial Lines" and "Personal Lines". A reconciliation of the combined ratio to underlying combined ratio for lines of business within the Company's P&C reporting segments is set forth below.

SMALL COMMERCIAL

	Three Months Ended
	Sept 30 2023	Sept 30 2022	Change
Combined ratio	87.7	89.3	(1.6)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(3.2)	(5.3)	2.1
Prior accident year development	5.2	4.4	0.8
Underlying combined ratio	89.7	88.5	1.2

MIDDLE & LARGE COMMERCIAL

	Three Months Ended
	Sept 30 2023	Sept 30 2022	Change
Combined ratio	94.5	100.7	(6.2)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(4.5)	(6.6)	2.1
Prior accident year development	(1.8)	(0.4)	(1.4)
Underlying combined ratio	88.1	93.7	(5.6)

GLOBAL SPECIALTY

	Three Months Ended
	Sept 30 2023	Sept 30 2022	Change
Combined ratio	88.9	94.2	(5.3)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(4.3)	(9.0)	4.7
Prior accident year development	(0.3)	(0.6)	0.3
Underlying combined ratio	84.3	84.5	(0.2)

PERSONAL LINES AUTO

	Three Months Ended
	Sept 30 2023	Sept 30 2022	Change
Combined ratio	110.8	113.2	(2.4)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(2.3)	(11.9)	9.6
Prior accident year development	—	1.4	(1.4)
Underlying combined ratio	108.5	102.6	5.9

PERSONAL LINES HOMEOWNERS

	Three Months Ended
	Sept 30 2023	Sept 30 2022	Change
Combined ratio	101.4	102.6	(1.2)
Adjustment to reconcile combined ratio to underlying combined ratio:
Current accident year catastrophes	(23.1)	(22.6)	(0.5)
Prior accident year development	(0.3)	0.4	(0.7)
Underlying combined ratio	78.1	80.4	(2.3)

Underwriting gain (loss) - The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax non-GAAP measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the Company's investing activities. A reconciliation of net income to underwriting gain (loss) for the quarterly periods ended September 30, 2023 and 2022, is set forth below.
Underlying underwriting gain (loss) - This non-GAAP measure of underwriting profitability represents underwriting gain (loss) before current accident year catastrophes, PYD and current accident year change in loss reserves upon acquisition of a business. The most directly comparable GAAP measure is net income (loss). The Company believes underlying underwriting gain (loss) is important to understand the Company’s periodic earnings because the volatile and unpredictable nature (i.e., the timing and amount) of catastrophes and prior accident year reserve development could obscure underwriting trends. The changes to loss reserves upon acquisition of a business are also excluded from underlying underwriting gain (loss) because such changes could obscure the ability to compare results in periods after the acquisition to results of periods prior to the acquisition as such trends are valuable to our investors' ability to assess the Company's financial performance. A reconciliation of net income (loss) to underlying underwriting gain (loss) for individual reporting segments for the quarterly periods ended September 30, 2023 and 2022, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Sept 30 2023	Sept 30 2022
Net income	$519	$286
Adjustments to reconcile net income to underwriting gain:
Net investment income	(395)	(315)
Net realized losses	38	95
Other expense (income)	(2)	3
Income tax expense	130	84
Underwriting gain	290	153
Adjustments to reconcile underwriting gain to underlying underwriting gain:
Current accident year catastrophes	115	179
Prior accident year development	(46)	(42)
Underlying underwriting gain	$359	$290

PERSONAL LINES

	Three Months Ended
	Sept 30 2023	Sept 30 2022
Net loss	$(12)	$(36)
Adjustments to reconcile net loss to underwriting loss:
Net investment income	(47)	(31)
Net realized losses	5	11
Net servicing and other income	(3)	(6)
Income tax benefit	(5)	(10)
Underwriting loss	(62)	(72)
Adjustments to reconcile underwriting loss to underlying underwriting gain:
Current accident year catastrophes	69	114
Prior accident year development	1	(11)
Underlying underwriting gain	$8	$31

Underlying loss and loss adjustment expense ratio - This non-GAAP financial measure of the loss and loss adjustment expense ratio for Commercial Lines and Personal Lines represents the loss and loss adjustment expense ratio before catastrophes and prior accident year development. The loss and loss adjustment expense ratio is the most directly comparable GAAP measure. The underlying loss and loss adjustment expense ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year reserve development. A reconciliation of the loss and loss adjustment expense ratio to the underlying loss and loss adjustment expense ratio for the quarterly periods ended September 30, 2023 and 2022, is set forth below.

COMMERCIAL LINES

	Three Months Ended
	Sep 30 2023	Sep 30 2022	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	58.9	62.6	(3.7)
Current accident year catastrophes	(3.9)	(6.6)	2.7
Prior accident year development	1.6	1.6	—
Underlying loss and loss adjustment expense ratio	56.6	57.5	(0.9)

PERSONAL LINES

	Three Months Ended
	Sep 30 2023	Sep 30 2022	Change
Loss and loss adjustment expense ratio
Total losses and loss adjustment expenses	83.7	82.5	1.2
Current accident year catastrophes	(8.8)	(15.2)	6.4
Prior accident year development	(0.1)	1.5	(1.6)
Underlying loss and loss adjustment expense ratio	74.7	68.8	5.9

SAFE HARBOR STATEMENT
Certain of the statements contained herein are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” and similar references to future periods.
Forward-looking statements are based on management's current expectations and assumptions regarding future economic, competitive, legislative and other developments and their potential effect upon The Hartford Financial Services Group, Inc. and its subsidiaries (collectively, the "Company" or "The Hartford"). Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from expectations depending on the evolution of various factors, including the risks and uncertainties identified below, as well as factors described in such forward-looking statements; or in The Hartford’s 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission.
◦Risks Relating to Economic, Political and Global Market Conditions: challenges related to the Company’s current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns, changes in trade regulation including tariffs and other barriers or other potentially adverse macroeconomic developments on the demand for our products and returns in our investment portfolios; market risks associated with our business, including changes in credit spreads, equity prices, interest rates, inflation rate, foreign currency exchange rates and market volatility; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; the impacts of changing climate and weather patterns on our businesses, operations and investment portfolio including on claims, demand and pricing of our products, the availability and cost of reinsurance, our modeling data used to evaluate and manage risks of catastrophes and severe weather events, the value of our investment portfolios and credit risk with reinsurers and other counterparties; the ongoing effects of COVID-19, including exposure to COVID-19 business interruption property claims, the possibility of a resurgence of COVID-19 related losses in Group Benefits, and the potential for further legislative, regulatory or judicial actions pertaining to insurance underwriting and claims;
Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development, including with respect to long-tailed exposures; the significant uncertainties that limit our ability to estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of another pandemic, civil unrest, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the intensity and frequency of thunderstorms, tornadoes, hail, wildfires, flooding, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the Company’s inability to contain its exposure as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the Company’s ability to effectively price its products and policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; actions by competitors that may be larger or have greater financial resources than we do; technological changes, including usage-based methods of determining premiums, advancements in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing; the Company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the uncertain effects of emerging claim and coverage issues; political instability, politically motivated violence or civil unrest, which may increase the frequency and severity of insured losses;
Financial Strength, Credit and Counterparty Risks: risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the Company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; capital requirements which are subject to many factors, including many that are outside the Company’s control, such as National Association of Insurance Commissioners ("NAIC") risk based capital formulas, rating agency capital models, Funds at Lloyd's and Solvency Capital Requirement, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; losses due to nonperformance or defaults by others, including credit risk with counterparties associated with investments, derivatives, premiums receivable, reinsurance recoverables and indemnifications provided by third parties in connection with previous dispositions; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the Company against losses; state and international regulatory limitations on the ability of the Company and certain of its subsidiaries to declare and pay dividends;
Risks Relating to Estimates, Assumptions and Valuations: risks associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital management, reserving, investments, reinsurance and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the Company’s fair value estimates for its investments and the evaluation of intent-to-sell impairments and allowance for credit losses on available-for-sale securities and mortgage loans; the potential for impairments of our goodwill;
Strategic and Operational Risks: the Company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the potential for difficulties arising from outsourcing and similar third-party relationships; the risks, challenges and uncertainties associated with capital management plans, expense reduction initiatives and other actions; risks associated with acquisitions and divestitures, including the challenges of integrating acquired companies or businesses, which may result in our inability to achieve the anticipated benefits and synergies and may result in unintended consequences; difficulty in attracting and retaining talented and qualified personnel, including key employees, such as executives, managers and employees with strong technological, analytical and other specialized skills; the Company’s ability to protect its intellectual property and defend against claims of infringement;
Regulatory and Legal Risks: the cost and other potential effects of increased federal, state and international regulatory and legislative developments, including those that could adversely impact the demand for the Company’s products, operating costs and required capital levels; unfavorable judicial or legislative developments; the impact of changes in federal, state or foreign tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests; and the impact of potential changes in accounting principles and related financial reporting requirements.
Any forward-looking statement made by the Company in this document speaks only as of the date of this release. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.